UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   December 31, 2008

                 Taylor Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-50034	36-4108550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9550 West Higgins Road, Rosemont, Illinois	60018
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (847) 653-7978

__________________________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2008, the Compensation Committee of the Board of Directors (the "Compensation Committee") of Taylor Capital Group, Inc. (the "Company") adopted a Senior Officer Change in Control Severance Plan (the "Senior Officer Severance Plan"). The Senior Officer Severance Plan provides that in the event that a participant's employment is involuntarily terminated for other than Cause (as defined therein) or the participant terminates employment with Good Reason (as defined therein), within 12 months after a Change in Control (as defined therein), the Company will (1) pay to the participant a lump sum cash payment equal to two times in the case of an Executive Vice President, or one and one-half times in the case of a Group Senior Vice President, the participant's annual Compensation (as defined therein), (2) continue the participant's medical, dental and vision benefits for a maximum of 18 consecutive months beginning with the date of the participant's termination of employment, and (3) provide the participant with 12 months of executive outplacement assistance benefits. In the event that any payment or benefit under the Senior Officer Severance Plan would constitute a nondeductible "excess parachute payment" or nondeductible "employee remuneration" under the Internal Revenue Code of 1986, as amended (the "Code"), the Senior Officer Severance Plan provides that such severance benefits will be reduced to the maximum amount that may be paid without resulting in such aggregate payment and benefits being nondeductible under the Code. A copy of the Senior Officer Severance Plan will be filed with the Company's Annual Report on Form 10-K for the period ending December 31, 2008.

On December 31, 2008, the Compensation Committee amended and restated the Executive Severance Plan of the Company and its wholly-owned subsidiary, Cole Taylor Bank (the "Bank") (the "Amended and Restated Executive Severance Plan"). Pursuant to the Amended and Restated Executive Severance Plan, a participant whose employment with the Company, the Bank or their affiliates is terminated for Cause, and who executes a release in connection therewith, (1) shall be paid a severance benefit equal to 12 months of base pay in the case of an Executive Vice President, or 26 weeks of base pay plus two weeks of base pay for each year of service up to a maximum benefit of 36 weeks of base pay in the case of a Group Senior Vice President, (2) in the event such participant elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Company, the Bank or their affiliates, as applicable, shall fully subsidize the payment of premiums for such continued health insurance coverage for 18 months in the case of an Executive Vice President or for the number of whole months (not to exceed nine) for which such participant receives severance pay benefits described in clause (1) above in the case of a Group Senior Vice President, (3) shall receive 12 months of executive outplacement assistance benefits, and (4) in the case of an Executive Vice President, shall receive financial planning assistance not to exceed $2,500 net after taxes. In addition, any stock options and restricted stock awards granted to any such participant shall vest. A copy of the Amended and Restated Executive Severance Plan will be filed with the Company's Annual Report on Form 10-K for the period ending December 31, 2008.

On December 4, 2008, the Company announced that Randall T. Conte will succeed Robin VanCastle as Chief Financial Officer of the Company and the Bank, following Ms. VanCastle's announcement of her plans to resign from the Company and the Bank. In connection with her employment resignation, on January 6, 2009, the Bank entered into an Agreement and Release (the "Agreement and Release") with Ms. VanCastle, pursuant to which her employment with the Bank will end by mutual agreement effective March 13, 2009 (the "Separation Date"). Pursuant to the terms and conditions set forth in the Agreement and Release, Ms. VanCastle will remain an at-will employee of the Bank and support the transition of her prior responsibilities to Mr. Conte until the Separation Date unless she resigns prior to such date. Subject to Ms. VanCastle's compliance with the terms and conditions set forth in the Agreement and Release, the Bank shall pay to Ms. VanCastle (1) until the Separation Date, any earned compensation and benefits she otherwise would have earned or accrued as an employee of the Bank, and (2) following the Separation Date, a severance payment in the amount of $270,000 and a net lump sum cash payment in the amount of $2,500 for financial and tax planning assistance. In addition, the Bank will provide Ms. VanCastle with 12 months of executive outplacement services. The Agreement and Release also contains standard release, nondisparagement and other provisions. The description contained herein of the terms of the Agreement and Release does not purport to be complete and is qualified in its entirety by reference to the Agreement and Release, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Agreement and Release entered into by and between Cole Taylor Bank and Robin VanCastle, dated January 6, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAYLOR CAPITAL GROUP, INC.

By:	/s/ RANDALL T. CONTE
Randall T. Conte
Chief Financial Officer

Dated: January 12, 2009

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement and Release entered into by and between Cole Taylor Bank and Robin VanCastle, dated January 6, 2009.